EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Travelers Companies, Inc.:

We consent to the use of our reports dated February 17, 2011, with respect to the consolidated balance sheets of The Travelers Companies, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports refer to a change in the Company’s method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the adoption of new FASB guidance.

/s/ KPMG LLP
KPMG LLP

New York, New York

December 15, 2011